EXHIBIT A

Transactions in the Issuer During the Last 60 Days

The following table sets forth all transactions in the Shares effected in the past sixty days by the Reporting Person. All such transactions were effected in the open market through brokers and the price per share is net of commissions.

SHARES

Trade Date	Shared Purchased (Sold)	Price Per Share ($)
04/02/2013	100,000	79.06
04/02/2013	135,163	79.43
04/02/2013	110,000	79.26
04/03/2013	79,480	77.73
04/03/2013	150,000	77.04
04/04/2013	100,000	76.11
04/04/2013	154,138	76.42
04/05/2013	86,120	75.89
04/05/2013	199,906	76.34
04/08/2013	18,901	76.91
04/08/2013	28,499	77.16
04/09/2013	100,000	76.60
04/10/2013	75,000	76.55
04/11/2013	25,000	77.10
04/11/2013	196,622	77.83
04/11/2013	7,480	77.50
04/11/2013	86,393	78.10
04/12/2013	196,152	77.76
04/12/2013	327,576	77.84

04/12/2013	25,000	77.59
04/12/2013	100	77.82
04/15/2013	116,170	77.01
04/15/2013	371,099	75.94
04/17/2013	2,129	73.69
04/17/2013	(799)	73.50
04/19/2013	77,390	73.33
04/19/2013	96,159	73.34
04/19/2013	29,800	73.39
04/22/2013	158,767	74.56
04/22/2013	89,111	75.86
04/22/2013	3,900	75.49
04/22/2013	36,665	76.16
04/23/2013	171,987	76.64
04/24/2013	137,872	78.73
04/24/2013	36,482	78.32
04/25/2013	449,956	76.42
04/25/2013	(65,516)	77.32
04/26/2013	7,700	74.25
04/29/2013	255,000	76.66